News Release
Novelis Announces Cash Tender Offer for Any and All of its 3.250% Senior Notes due November 2026

ATLANTA, August 11, 2025 — Novelis Inc. (the “Company”) announced today that its indirect wholly-owned subsidiary, Novelis Corporation (the "Issuer") has commenced a cash tender offer to purchase any and all of its outstanding 3.250% Senior Notes due November 2026 (the “Notes”).
Information related to the Notes and the tender offer is set forth in the table below.

Title of Security	CUSIP/ISIN	Outstanding Principal Amount	Tender Offer Consideration(1)
3.250% Senior Notes due November 2026	144A: 670001 AG1 / US670001AG19 Reg S: U6700T AE3 / USU6700TAE39 IAI: 670001 AJ5 / US670001AJ57	$750,000,000	$997.50
(1) Per $1,000 principal amount of Notes validly tendered and accepted for payment. Does not include accrued and unpaid interest as described below.
The tender offer will expire at 5:00 p.m., New York City time, on August 15, 2025, unless extended or earlier terminated by the Company (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). In order to be eligible to receive the Tender Offer Consideration (as described below) for tendered Notes, holders must validly tender and not validly withdraw their Notes, or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes, before 5:00 p.m., New York City time, on August 15, 2025, unless extended or earlier terminated by the Issuer (the ”Withdrawal Deadline”). For holders who deliver a Notice of Guaranteed Delivery and all other required documentation or prior to the Expiration Time, upon the terms and subject to the conditions set forth in the Offer to Purchase, the deadline to validly tender Notes using the Guaranteed Delivery Procedures will be the second business day after the Expiration Time and is expected to be 5:00 p.m. (New York City time) on August 19, 2025 (the “Guaranteed Delivery Date”).
The “Settlement Date” will be the business day after the Expiration Time and is expected to be August 18, 2025. The “Guaranteed Delivery Settlement Date” will be the business day following the Guaranteed Delivery Date and is expected to be August 20, 2025.
The tender offer is subject to the satisfaction or waiver of certain conditions as described in the Offer to Purchase, including (1) the receipt of at least $750 million in gross proceeds from the Company’s offering of senior notes on terms acceptable to the Company in its sole discretion, and (2) certain general conditions, in each case as described in more detail in the Offer to Purchase. If any of the conditions are not satisfied, the Company may terminate the tender offer and return tendered Notes, may waive unsatisfied conditions and accept for payment and purchase all validly tendered Notes, may extend the tender offer or may otherwise amend the tender offer. The Company intends to redeem any Notes that are not purchased in the tender offer in accordance with the indenture governing the Notes as more fully described in the Offer to Purchase.
The “Tender Offer Consideration” for each $1,000 principal amount of the Notes validly tendered and not validly withdrawn and accepted for purchase pursuant to the tender offer will be an amount equal to $997.50, payable in cash to holders that validly tender their Notes or deliver a properly completed and duly executed Notice of Guaranteed Delivery for their Notes prior to the Expiration Time.
In addition to the applicable Tender Offer Consideration, holders whose Notes are accepted for purchase will receive a cash payment equal to the accrued and unpaid interest on such Notes from and including the most recent payment of semi-annual interest for such Notes preceding the Settlement Date to, but excluding, the Settlement Date. Interest will cease to accrue on the Settlement Date for all Notes accepted in the Tender Offer and holders whose Notes are tendered pursuant to the Guaranteed Delivery Procedures and are accepted for purchase will not receive payment in respect of any interest for the period from and including the Settlement Date.

The complete terms and conditions of the tender offer are set forth in the Offer to Purchase and the related Notice of Guaranteed Delivery that are being provided to holders of the Notes. Holders are urged to read the Offer to Purchase and Notice of Guaranteed Delivery carefully when they become available.
The Company has engaged BNP Paribas Securities Corp. to act as Dealer Manager for the tender offer. Persons with questions regarding the tender offer should contact BNP Paribas Securities Corp. toll-free at (888) 210-4358 or collect at (212) 841-3059. Requests for documents should be directed to D.F. King & Co., Inc., the Tender and Information Agent for the tender offer, at (212) 269-5550 (for banks and brokers) or (800) 967-5071 (for noteholders) or by email at LegalTeamUS@equiniti.com. Copies of the Offer to Purchase and the Notice of Guaranteed Delivery, along with any amendments and supplements thereto, may also be obtained for free at www.dfking.com/novelis.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to purchase with respect to any of the Notes. The tender offer is being made pursuant to the tender offer documents, including the Offer to Purchase and Notice of Guaranteed Delivery that the Company is distributing to holders of the Notes. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction. None of the Company, the Dealer Manager, the Tender and Information Agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer.
About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $17.1 billion in fiscal year 2025. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.
Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about the timing and completion of the tender offer. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. Novelis does not intend, and Novelis disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com